EXHIBIT 5.1

OPINION OF RONALD A. WOESSNER

[ZIX CORPORATION LETTERHEAD]

October 9, 2003

Zix Corporation
2711 North Haskell Avenue
Suite 2300, LB 36
Dallas, Texas 75204-2960

Ladies and Gentlemen:

     I have acted as General Counsel to Zix Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,991,375 shares of our common stock, par value $.01 per share, including 1,709,402 outstanding shares of our common stock and 281,973 shares of our common stock potentially issuable upon the conversion of our 5.75% convertible note in the original principal amount of $1 million (collectively, the “Shares”). The 1,709,402 outstanding shares and the potentially issuable 281,973 shares are described in the registration statement of the Company on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about October 9, 2003.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based on the foregoing, I am of the opinion that the 1,709,402 Shares currently outstanding have been validly issued and are fully paid and nonassessable and the 281,973 Shares potentially issuable upon the conversion of the promissory note, when issued, will be validly issued, fully paid and nonassessable upon issuance. I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ronald A. Woessner

Ronald A. Woessner Senior Vice President, General Counsel and Secretary for Zix Corporation